Exhibit 99.1
[COMPANY LOGO]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
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1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                       July 27, 2004
       Unaudited Second Quarter Report        Press Contact:  G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com


      BALDWIN & LYONS, INC. REPORTS RECORD SECOND QUARTER OPERATING INCOME


         INDIANAPOLIS, INDIANA, JULY 27, 2004-- Baldwin & Lyons, Inc. (NASD:
BWINA, BWINB) today announced record second quarter operating income, defined as net income before capital gains or losses, of $7.4 million, or $.50 per share, compared to the previous second quarter record of $6.6 million, or $.45 per share, reported in 2003. Capital gains of $1.5 million, or $.10 per share, were realized during the current quarter and compare to capital gains of $3.7 million, or $.25 per share in the prior year quarter. Including capital gains, second quarter net income was $8.9 million, or $.60 per share, compared to $10.3 million, or $.70 per share, for the second quarter of 2003.

For the six months ended June 30, 2004, operating income totaled $14.5 million, also a record at $.98 per share, up 14% from the previous record of $12.7 million, or $.87 per share, reported a year earlier. Capital gains of $5.3 million, or $.36 per share, were realized in the 2004 period compared to capital gains of $2.1 million a year earlier. Including capital gains, net income for the current year-to-date totaled a record $19.8 million, or $1.34 per share, eclipsing the previous record of $14.8 million, or $1.01 per share, for the first six months of 2003.

Direct and assumed premiums written increased 12% from the second quarter of 2003 due primarily to a 20% increase in writings for Protective Insurance Company. This increase was offset partially by a 4% decrease in writings for Sagamore Insurance Company reflecting increased competition in both the personal and commercial automobile markets. For the six months, direct and assumed premiums written are up 12% with Protective and Sagamore producing increases of 17% and 4%, respectively. Net premiums earned by the Company's insurance subsidiaries during the second quarter totaled $43.4 million, an increase of 17% from the $37.0 million reported for the second quarter of 2003. For the year-to-date, 2004 premiums earned increased 19% to $81.9 million.

Pre-tax investment income decreased 4% from the 2003 quarter due to a higher concentration of funds in tax-exempt municipal bonds in the 2004 quarter as a 12% increase in average funds invested was offset by a similar decline in the average after-tax yield from the prior year. This pattern was repeated from the first quarter and, for the year-to-date, pre-tax investment income decreased 5% while after tax income declined less than 2%.

The consolidated combined ratio of 93.4% produced an underwriting gain of $2.8 million compared to a combined ratio of 91.2% and an underwriting gain of $3.3 million for the second quarter of 2003. The consolidated loss and loss expense ratio increased from 64.7% in the prior year period to 68.5% primarily as the result of increased severity of losses in the Company's fleet trucking lines. The consolidated underwriting expense ratio of 24.9% compares to 26.5% for the 2003 second quarter. Year-to-date, the consolidated combined ratio for 2004 was 92.9% compared to 91.5% for the first six months of 2003. All products produced an underwriting profit in the current quarter and six month period except for small business workers' compensation which continues with higher than acceptable loss ratios.

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                                       -2-


The Company has paid substantially increased dividends of 90 cents per share in the first six months of 2004 and $1.35 in the past twelve months. The book value per share of the Company's stock rose by 11 cents from year end and by $1.30 in the past twelve months ending at $22.11 on June 30, 2004 with total shareholders' equity of $326.4 million.


CONFERENCE CALL INFORMATION:
Baldwin & Lyons, Inc. has scheduled a conference call for July 28, 2004 at 11:00 AM (New York time) to discuss results for the second quarter ended June 30, 2004. To gain access to the webcast of this call, please log on to HTTP://WWW.VIAVID.NET/DETAILPAGE.ASPX?SID=00001C84 at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until October 28, 2004. You may also access the webcast through a link on our investor relations page at WWW.BALDWINANDLYONS.COM.

To participate via teleconference, investors may dial 877-780-2271 (U.S./Canada) or 973-582-2737 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through August 4, 2004 by calling 877-519-4471 or 973-341-3080 and referencing passcode 4880796.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

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
FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(IN THOUSANDS, EXCEPT PER SHARE DATA)                Three Months Ended             Six Months Ended
                                                          June 30                        June 30
                                                 ---------------------------    --------------------------
                                                    2004           2003            2004           2003
                                                 -----------    ------------    -----------    -----------
Operating revenue                                   $48,214         $41,527        $91,789        $78,103
Realized gains                                        2,290           5,739          8,108          3,287
                                                 -----------    ------------    -----------    -----------

                               TOTAL REVENUE        $50,504         $47,266        $99,897        $81,390
                                                 ===========    ============    ===========    ===========

Income before realized capital transactions         $ 7,376         $ 6,570        $14,493        $12,696
Realized net gains on investments,
   net of federal income taxes                        1,488           3,731          5,270          2,137
                                                 -----------    ------------    -----------    -----------

                                  NET INCOME        $ 8,864         $10,301        $19,763        $14,833
                                                 ===========    ============    ===========    ===========

Per share data - diluted:
   Average number of shares                          14,795          14,715         14,803         14,672

   Income before realized capital transactions        $ .50           $ .45          $ .98          $ .87
   Realized net gains on investments                    .10             .25            .36            .14
                                                 -----------    ------------    -----------    -----------

                                  NET INCOME          $ .60           $ .70         $ 1.34         $ 1.01
                                                 ===========    ============    ===========    ===========

Dividends paid to shareholders                        $ .40           $ .10          $ .90          $ .20

Annualized return on average shareholders' equity:
   Operating income                                   10.4%           10.0%          10.2%           9.7%

   Net income                                         12.4%           15.7%          14.0%          11.4%

Consolidated combined ratio of
   insurance subsidiaries (GAAP basis)                93.4%           91.2%          92.9%          91.5%


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NOTE:  ALL DATA PRESENTED HAS BEEN RESTATED TO REFLECT A FIVE-FOR-FOUR STOCK
SPLIT ISSUED IN FEBRUARY, 2003.

FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.